Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 13, 1998, appearing on page 50 of the 1997 Annual Report to Shareholders of Biogen, Inc., which is incorporated by reference in Biogen, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997.



/s/  PricewaterhouseCoopers LLP
     PricewaterhouseCoopers LLP
     Boston, Massachusetts
     January 14, 1999